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                                                                      EXHIBIT 11


                                   AGREEMENT

     AGREEMENT dated as of June 16, 1998, by and Among UBS Capital II LLC ("Capital II") and Justin S. Maccarone ("Maccarone").

     WHEREAS, Maccarone is a director of Peoples Telephone Company, Inc. (the "Company") and has received options (the "Options") to purchase 10,000 shares of Company common stock under the 1993 non-Employee Director Stock Option Plan; and

     WHEREAS, Maccarone wishes to transfer to Capital II the economic interest in the Option in accordance with the terms hereof;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     In consideration of the sum of one dollar and other good and valuable consideration paid to Maccarone, Maccarone hereby (1) transfer to Capital II any economic interest they may have in the Options, (2) agree to hold the Options for the benefit of Capital II, and (3) agree to exercise their rights under the Options only for the benefit of and at the request of Capital II.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                                         UBS Capital II LLC



                                         By:/S/ MARC UNGER
                                            -----------------------


                                         By:/S/ MICHAEL GREENE
                                            -------------------


                                         /S/ JUSTIN MACCARONE
                                         ----------------------
                                         Justin S. Maccarone

                                                            Page 28 of 30 pages.